Exhibit 99.2

Horsehead Holding Corp. Announces Proposed

Offering of $80 Million of Convertible Notes

PITTSBURGH, July 20 — Horsehead Holding Corp. (Nasdaq: ZINC) (the “Company”) today announced that it proposes to offer $80,000,000 aggregate principal amount of its convertible senior notes due 2017 (the “Convertible Notes”) in a private placement (the “Offering”) subject to market conditions and other factors. The Company also expects to grant the initial purchasers of the Convertible Notes a 30-day option to purchase up to an additional $20,000,000 aggregate principal amount of Convertible Notes.

The Convertible Notes will be unsecured senior obligations of the Company and will be convertible into shares of the Company’s common stock, cash, or a combination of shares of the Company’s common stock and cash, at the Company’s election. The interest rate, conversion rate, offering price and other terms are to be determined by negotiations among the Company and the initial purchasers.

The Company intends to use the proceeds from the Offering, together with cash on hand, for the initial stages of construction of a new zinc facility and general corporate purposes, including working capital needs, investment in business initiatives, capital expenditures and acquisitions.

Neither the Convertible Notes nor the shares of common stock issuable upon conversion of the Convertible Notes have been registered under the Securities Act of 1933, as amended (“Securities Act”), or the securities laws of any other jurisdiction, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements. The Offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act.

This press release is issued pursuant to Rule 135c of the Securities Act, and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Horsehead Holding Corp.

Horsehead Holding Corp. is the parent company of Horsehead Corporation, a U.S. producer of specialty zinc and zinc-based products and a recycler of electric arc furnace dust, and The International Metals Reclamation Company, a recycler of metals-bearing wastes and a processor of nickel-cadmium batteries in North America. The Company, headquartered in Pittsburgh, Pennsylvania, employs approximately 1,100 people and currently has six facilities located in four states throughout the United States.

Forward-Looking Statements

The above information includes “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “proposes,” “expects,” “will,” “intends,” or similar words or phases. Investors are cautioned that forward-looking statements involve risks and uncertainty, including, but not limited to, whether or not we will ultimately offer the Convertible Notes and consummate the Offering, and if we do, the size, terms, timing and use of proceeds of the Offering, that actual results may differ materially from such statements and that investors should not place undue reliance in such statements.

CONTACT: Ali Alavi of Horsehead Holding Corp., +1-724-773-2212